Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, call:
Kathleen Lang
Marketing Communications
856-206-4725
klang@medquist.com
MedQuist Announces Additions to Board of Directors
Mount Laurel, NJ, September 4, 2008 — MedQuist Inc. (NASDAQ: MEDQ) today announced that its board of directors has elected John F. Jastrem, Colin J. O’Brien, and Andrew Vogel to join the board, effective September 4, 2008. Prior to the election of the new directors, the board of directors expanded the size of the board from seven to 10 members.
According to MedQuist Chairman of the Board Robert Aquilina, “We are pleased to have this opportunity to further enhance the quality and experience on the board. John, Colin and Andrew were identified as well-qualified and independent director candidates with a wide breadth of work experience. We welcome these new members and their input, and we believe they will be a tremendous asset to our board.”
John F. Jastrem, 53, has been president and CEO of Exhibitgroup/Giltspur (“EG”), a division of Viad Corp. (NYSE: VVI), since 2006. EG is an industry leader in experience marketing, specializing in exhibit design, production and program management. Previously, he was an executive for eight years with Omnicom Group Inc., the world’s largest advertising and marketing services company. He started with Omnicom in 1998 as chairman and CEO of Rapp Collins Worldwide-Dallas (“RCW”), the global leader in direct response marketing and database management. Prior to his tenure at Omnicom, he was president and CEO of TEAM Consultants, which specialized in strategic planning, financing, interim management, technology-enabled solutions, and mergers and acquisitions. Previously, he served as a member of the executive team at Knapp Communications Corporation (the publisher of Architectural Digest and Bon Appetit magazines), and at Wickes Companies Inc., an international retailer and manufacturer. He started his career with Andersen LLP, where he earned his CPA.
Colin J. O’Brien, 69, has been retired since 2001. He was employed in various positions with Xerox Corporation from 1992-2001, including vice president of Business Development and Systems Strategy, CEO of Xerox’s New Enterprise Board, and executive chairman of XESystems Inc., a subsidiary of Xerox. In 1986, Mr. O’Brien formed an investment company with E.M. Warburg Pincus & Co. Inc., making a number of acquisitions in defense electronics. Prior to that time, he served as chairman and chief executive of Times Fiber Communications Inc., a publicly traded company, and president of General Instrument’s cable television operations. He has held management positions with Union Carbide in both Canada and Europe, and has served on a number of public and private boards.

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MedQuist Announces Additions to Board of Directors	Page 2
Andrew Vogel, 35, is a Managing Member of ZM Capital, a media-focused private equity firm, and has been working at ZelnickMedia Corp. since late 2003. He is an accomplished private equity investor with experience in several industries and geographic markets. Prior to joining ZelnickMedia, he was an investment professional at Ripplewood Holdings (“Ripplewood”), a private equity firm with several billion dollars of capital under management. Previously, he was an associate at McCown De Leeuw & Co., a private equity firm specializing in leveraged build-ups, and an investment banker in Lehman Brothers’ Mergers and Acquisitions group. Mr. Vogel is a director of ThinkMap Inc.
About MedQuist:
MedQuist is the largest Medical Transcription Service Organization (MTSO) in the world, and a leader in technology-enabled clinical documentation workflow. MedQuist’s enterprise solutions — including mobile voice capture devices, speech recognition, Web-based workflow platforms, and global network of medical editors — help healthcare facilities improve patient care, increase physician satisfaction, and lower operational costs. For more information, please visit www.medquist.com.
“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995: Statements in this press release regarding MedQuist’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Actual outcomes and results may differ materially from what is expressed or forecasted in forward-looking statements. As a result, forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.